Articles Supplementary Classifying Shares of Authorized Capital Stock

and Creating An Additional Class of Common Stock

MERRILL LYNCH WORLD INCOME FUND, INC. (hereinafter called the “Corporation”), a Maryland corporation, having its principal office in the State of Maryland in the City of Baltimore, hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

1. Pursuant to the Articles of Amendment, filed with the State Department of Assessments and Taxation of the State of Maryland, the Corporation amended its charter to redesignate its Class A Common Stock as “Investor A Common Stock,” its Class B Common Stock as “Investor B Common Stock,” its Class C Common Stock as “Investor C1 Common Stock,” and its Class I Common Stock as “Institutional Common Stock.”

2. The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended, with the authority to issue Four Billion (4,000,000,000) shares of capital stock as follows:

Classes	Number of Authorized Shares
Investor A Common Stock	1,000,000,000
Investor B Common Stock	1,000,000,000
Investor C1 Common Stock	1,000,000,000
Institutional Common Stock	1,000,000,000
Total:	4,000,000,000

All shares of all classes of the Corporation’s capital stock have a par value of Ten Cents ($.10) per share and an aggregate par value of Four Hundred Million Dollars ($400,000,000).

3. The Board of Directors of the Corporation, acting in accordance with Section 2-105(c) of the Maryland General Corporation Law and Article IV, paragraph 2 of the Articles of Incorporation of the Corporation, as amended and supplemented, hereby increases the total number of authorized shares of Common Stock of the Corporation by One Billion (1,000,000,000) shares and designates such newly authorized and unissued shares as Investor C Common Stock.

4. The preferences, designations, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of Investor C Common Stock are as follows:

The Investor C Common Stock of the Corporation shall represent the same interest in the Corporation and have identical preferences, designations, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as the Investor C1 Common Stock as of the date of these Articles Supplementary, except as otherwise set forth in the Corporation’s charter and further except that:

(i) Expenses related to the account maintenance and distribution of the Investor C Common Stock shall be borne solely by such class and such class shall have exclusive voting rights with respect to matters relating to the expenses being borne solely by such class; and

(ii) Such account maintenance and distribution expenses borne solely by Investor C Common Stock shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of such class.

5. After the increase in the number of authorized shares and the classification of the newly authorized shares, the Corporation will have the authority to issue Five Billion (5,000,000,000) shares of capital stock as follows:

Classes	Number of Authorized Shares
Investor A Common Stock	1,000,000,000
Investor B Common Stock	1,000,000,000
Investor C Common Stock	1,000,000,000
Investor C1 Common Stock	1,000,000,000
Institutional Common Stock	1,000,000,000
Total:	5,000,000,000

After the increase in the number of authorized shares and the classification of the newly authorized shares, all shares of all classes of the Corporation’s capital stock will have a par value of Ten Cents ($0.10) per share, and an aggregate par value of Five Hundred Million Dollars ($500,000,000).

6. These Articles Supplementary shall be effective as of the 29th day of September, 2006.

IN WITNESS WHEREOF, MERRILL LYNCH WORLD INCOME FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on the      day of             , 2006.

MERRILL LYNCH WORLD INCOME FUND, INC.

By:
Robert C. Doll, Jr. President

ATTEST:

Alice A. Pellegrino Secretary

The undersigned, President of MERRILL LYNCH WORLD INCOME FUND, INC. who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that as to all of the matters and facts required to be verified under oath, that to the best of his knowledge, information and belief, the matters set forth therein are true in all material respects, under the penalties of perjury.

Dated: , 2006	By:
Robert C. Doll, Jr. President

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